Exhibit 21.1

List of Subsidiaries

The following are the Registrant and its ten subsidiaries and VIE affiliates:

Registrant (Cayman Islands):

Tri-Tech Holding Inc.

Subsidiary (British Virgin Islands):

Tri-Tech International Investment, Inc.

Subsidiary (PRC):

Tri-Tech (Beijing) Co., Ltd.

Ordos Tri-Tech Anguo Investment Co., Ltd.

Tianjin Baoding Environmental Technology Co., Ltd.

Beijing Huaxia Yuanjie Water Technology Co., Ltd.

Buerjin Tri-Tech Industrial Co. Ltd.

Xushui Tri-Tech Sheng Tong Investment Co., Ltd.

Subsidiary (Delaware, USA):

Tri-Tech Infrastructure, LLC

Non-Subsidiary VIE affiliates (PRC):

Tranhold Environmental (Beijing) Tech Co., Ltd.

Beijing Yanyu Water Tech Co., Ltd.

Beijing Satellite Science & Technology Co.